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                          CERTIFICATE OF INCORPORATION

                                       OF

                          BLOCK MORTGAGE FINANCE, INC.


                           Pursuant to Title 8 of the
                        Delaware Code of 1953, as Amended



                                    ARTICLE I

                                      NAME

     The name of the Corporation is Block Mortgage Finance, Inc.


                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

     The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle 19805. The name of the Corporation's registered agent is Corporation Trust Company.

                                  ARTICLE III
                               CORPORATE PURPOSE

     The corporation is formed for only the following purposes:

          (a) To acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with: (i) loans secured by (A) first, second and junior lien mortgages, deeds of trust or similar liens on residential properties, and (B) related assets; (ii) any participation interest in, security (in bond or pass-through form) or funding agreement based on, backed or collateralized by, directly or indirectly, any of the foregoing (the loans and related assets

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     described in clause (a)(i) and the participation interest, securities and funding agreements described in clause (a)(ii), collectively, "Mortgage Loans"); (iii) (A) conditional sales contracts and installment sales or loan agreements secured by manufactured housing, and (B) related assets (the loans and related assets described in clause (a)(ii), collectively, "Contracts"); and (iv) (A) private (i.e., not guaranteed or insured by the United States or any agency or instrumentality thereof) mortgage participations, mortgage pass-through certificates or other mortgage-backed securities, or (B) certificates insured or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage

     Association or the Government National Mortgage Association, and (C) related assets (the certificates and related assets described in clause
     (a)(iii), collectively, "Mortgage-Backed Securities" and together with the Mortgage Loans and Contracts, the "Primary Assets");

          (b) (i) to establish and fund one or more trusts (the "Trusts") and to authorize such Trusts to engage in one or more of the activities described in immediately preceding clause (a) of this Article III and to issue certificates (the "Certificates") in one or more classes pursuant to pooling and servicing agreements (each, a "Pooling and Servicing Agreement"), with each class having the characteristics specified in the related Pooling and Servicing Agreement, representing ownership interests in the Primary Assets;

          (c) to acquire, own, hold, invest in, offer, sell, transfer, assign, pledge, finance and deal in and with any Certificates issued by a Trust established by the corporation pursuant to clause (b) of this Article III; and

          (d) to engage in any other acts and activities and to exercise any powers permitted to corporations under the laws of the State of Delaware which are incidental to, or connected with the foregoing, and necessary, suitable or convenient to accomplish any of the foregoing.

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     The purposes specified in this Article III shall be construed as powers as well as purposes of the corporation.

          Except as otherwise provided in this Article III, the corporation shall not incur any indebtedness or undertake any obligations except in the ordinary course of its business.

                                   ARTICLE IV
                                 CAPITAL STOCK

     The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares designated as Common Stock and the par value of each such share of Common Stock is one dollar ($1.00), amounting in the aggregate to one thousand dollars ($1,000.00).

                                   ARTICLE V
                                  INCORPORATOR

     The name and mailing address of the sole incorporator is Bruce Hurwitz, care of Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                   ARTICLE VI
                              CORPORATE GOVERNANCE

     The following provisions shall govern management of the business and the conduct of the affairs of the Corporation, and for further definition, shall limit and regulate the powers of the Corporation and the powers of its directors and stockholders:

          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

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          (b) In furtherance and not in limitation of the powers conferred by statutes, the Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

          (c) The number of directors of the Corporation shall be no fewer than one and the exact number shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws so provide. At all times, at least one of the directors (the "Outside Director") serving on the Board of Directors shall not, at the time of such appointment, at any time in the preceding five year period or during such individual's tenure as an Outside Director, be (a) a direct or indirect legal or beneficial owner of the Corporation or any of its affiliates, (b) a creditor, supplier, employee, officer, director (other than with respect to such appointment as an Outside Director), family member, manager or contractor of the Corporation or any of its affiliates, or (c) a person who controls, either directly, indirectly or otherwise, the Corporation or any of its affiliates or any creditor, supplier, employee, officer, director, manager or contractor of the Corporation or any of its affiliates.

          (d) In addition to the powers and authority hereinabove or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless to the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), this Certificate of Incorporation and the bylaws of the Corporation; provided, however, that no bylaw hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such bylaw had not been adopted. The Corporation's Board of Directors shall duly authorize all of the Corporation's actions.

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     Notwithstanding any other provisions of this Certificate of Incorporation, a vacancy in the directorship filled by an Outside Director shall not limit or otherwise restrict the Board of Directors from taking any action which it is otherwise authorized to take hereunder or under applicable law, except any action described in Article IX and Article XIII.

          (e) The Corporation's funds and other assets will not be commingled with those of any of its stockholders or of any direct or indirect parent of the Corporation or of any affiliate of any such parent.


          (f) The Corporation will maintain separate corporate records and books of account from those of any of its stockholders or of any direct or indirect parent of the Corporation or of any affiliate of any such parent.

                                  ARTICLE VII
                      RESTRICTION ON THE ISSUANCE OF DEBT

     The Corporation shall not issue, assume or guarantee any debt securities or certificates without the Corporation having received confirmation from each rating agency rating any outstanding debt security or certificate issued by the Corporation that such action by the Corporation shall not result in the termination or lowering of the rating of such debt security or certificate.

                                  ARTICLE VIII
                  MERGERS, CONSOLIDATIONS AND ASSET TRANSFERS

     The Corporation shall not, so long as any of the Certificates issued by a Trust established by the Corporation, are outstanding, dissolve, liquidate, merge or consolidate with, or transfer substantially all of its assets to, any entity, unless each of the nationally recognized statistical rating organizations which is then rating any of such Certificates confirms in writing that such action shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such rating organization to

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such Certificates; provided, however, that in any event, the corporation may dissolve, liquidate, merge or consolidate with, or transfer substantially all of its assets to, any entity if (a) such action is for the purpose of changing the state of incorporation of the Corporation or changing the form of organization through which the business of the Corporation is carried out, and
(b) such entity has provisions in its governing instruments identical in substance to the provisions of Articles III, VI, VII, VIII and IX of this Certificate of Incorporation.

                                   ARTICLE IX
                                   BANKRUPTCY

     The unanimous consent of the Board of Directors, including any Outside Director, shall be required before the Corporation may:

          (a) file, or consent to the filing of, a bankruptcy or insolvency petition or otherwise institute or consent to institution of insolvency proceedings;

          (b) dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets;

          (c) engage in any other business activity not otherwise provided for in this Certificate of Incorporation; or


          (d) amend this Certificate of Incorporation.

                                   ARTICLE X
                       COMPROMISE OR ARRANGEMENT BETWEEN
                 CORPORATION AND ITS CREDITORS OR STOCKHOLDERS

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholder or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or

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on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholder or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE XI
                             LIABILITY OF DIRECTORS

     To the maximum extent permitted by the General Corporation Law as from time to time amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                  ARTICLE XII
                                    DURATION

     The Corporation is to have perpetual existence.

                                  ARTICLE XIII
                                   AMENDMENTS

     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no

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such amendment of Article III, VI, VII, VIII, IX, X or XIII shall be effective unless each of the nationally recognized statistical rating organizations which is then rating any of such Certificates confirms in writing that such amendment shall not result, in and of itself, in a downgrading, withdrawal or qualification of the rating then assigned by such rating organization to such Certificates.

     IN WITNESS WHEREOF, I have duly executed this Certificate of Incorporation this ____ day of September, A.D. 1996.


                                             /s/ Bruce Hurwitz
                                             ----------------------------------
                                             Bruce Hurwitz
                                             Sole Incorporator